Exhibit 10.37

PROMISSORY NOTE

Borrower:	MJ Holdings, Inc

Lender:	Pyross One, LLC

Principal Amount:	$300,000.00 USD

1.	For Value Received, Borrower promises to pay to Lender at such address as may be provided in writing to Borrower, the principal sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00 USD), without interest payable on the unpaid principal beginning on January 12, 2021.
2.	This Note will be repaid in full on or before March 31, 2021.
3.	The Borrower shall be liable for all costs, expenses and expenditures incurred including, without limitation, the complete legal costs of the Lender incurred by enforcing this Note as a result of any default by the Borrower and such costs will be added to the principal then outstanding and shall be due and payable by the Borrower to the Lender immediately upon demand of the Lender.
4.	If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.
5.	This Note will be constructed in accordance with and governed by the laws of the State of Nevada.
6.	This Note will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender. The Borrower waives presentment for payment, notice and no-payment, protest and notice of protest.

IN WITNESS WHEREOF the parties have duly affixed their signatures under the seal

SIGNED, SEALED, AND DELIVERED
This 12th day of January 2021	Borrower:	MJ Holdings, Inc

Roger Bloss, Interim CEO

SIGNED, SEALED, AND DELIVERED
This 12th day of January 2021	Lender:	Pyross Onc, LLC

Helen Balaouras